Exhibit 95

MINE SAFETY DISCLOSURE

Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act contains reporting requirements regarding mine safety. The operation of our quarries is subject to regulation by the federal Mine Safety and Health Administration, or MSHA, under the Federal Mine Safety and Health Act of 1977, or the Mine Act. Set forth below is the required information regarding certain mining safety and health matters for the three-month period ended September 30, 2023 for our facilities. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the quarry, (ii) the number of citations issued will vary from inspector-to-inspector and mine-to-mine, and (iii) citations and orders can be contested and appealed, and in that process, may be reduced in severity and amount, and are sometimes dismissed.

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of MSHA Assessments Proposed	Total Number of Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period
3D Concrete LLC Lander, NV (2602434)	0	0	0	0	0	$ 0	0	no	no	0	0	0
3D Concrete LLC Lyon, Nevada (2602412)	0	0	0	0	0	$ 0	0	no	no	0	0	0
American Gypsum Company LLC Albuquerque, NM (2900181)	0	0	0	0	0	$ 0	0	no	no	0	0	0
American Gypsum Company LLC Duke, OK (3400256)	0	0	0	0	0	$ 0	0	no	no	0	0	0
American Gypsum Company LLC Eagle, CO (0503997)	0	0	0	0	0	$ 0	0	no	no	0	0	0
Battletown Quarry[2] Battletown, KY (1500040)	0	0	0	0	0	$ 0	0	no	no	0	0	0
Centex Materials LLC Buda, TX (4102241)	0	0	0	0	0	$ 0	0	no	no	0	0	0
Central Plains Cement Company LLC Sugar Creek, MO (2302171)	5	1	0	0	0	$25,350	0	no	no	0	0	1(1)
Central Plains Cement Company LLC, Tulsa, OK (3400026)	24	0	0	0	0	$ 0	0	no	no	0	0	0
Fairborn Cement Company LLC Greene County, OH (3300161)	1	0	0	0	0	$ 0	0	no	no	0	0	0
Illinois Cement Company LLC LaSalle, IL (1100003)	2	0	0	0	0	$14,976	0	no	no	0	0	0
Kosmos Cement Company LLC Jefferson, KY (1504469)	0	0	0	0	0	$ 461	0	no	no	0	0	0
Mountain Cement Company LLC Laramie, WY (4800007)	1	0	0	0	0	$ 0	0	no	no	0	0	0
Nevada Cement Company LLC Fernley, NV (2600015)	0	0	0	0	0	$ 0	0	no	no	0	0	0
Seguin Sand Guadalupe, TX (4105665)	0	0	0	0	0	$ 0	0	no	no	0	0	0
Texas Lehigh Cement Company LP Buda, TX (4102781)	4	0	0	0	0	$10,355	0	no	no	2(1)	1(1)	0

(1)
All legal actions were penalty contests.
(2)
Battletown Quarry was acquired on 3/31/2023 by Eagle Materials Inc. - Operator is Battletown Materials LLC.